Exhibit 99.1
October 23, 2009

GS Financial Corp. Announces Third Quarter Results and
Declaration of Quarterly Dividend

Metairie, Louisiana – GS Financial Corp. (NASDAQ Global Market: GSLA) (the “Company”), the holding company for Guaranty Savings Bank (“Guaranty”), reported earnings for the quarter ended September 30, 2009 of $104,000, or $0.08 per share diluted, compared with earnings of $270,000, or $0.21 per share diluted, for the same period in 2008. Earnings for the year to date period ended September 30, 2009 were $985,000, or $0.78 per share diluted, up from earnings of $164,000, or $0.13 per share diluted, for the same period in 2008. Our results of operations were impacted by an increase in deposit insurance premiums, including a special assessment, which totaled $62,000 and $247,000 for the three and nine months ended September 30, 2009, compared to $13,000 and $21,000 for the respective prior year periods.

President Stephen E. Wessel commented, “We are pleased that we continue to increase our net interest income. Our business development initiatives emphasize growth in low costs deposits and risk adjusted loan pricing. On October 5, 2009, we opened a full service branch in the Elmwood Business Park. This new branch is reflective of our commitment to build our customer base and expand customer relationships.”

Highlights of the third quarter and first nine months of 2009 include:

•	Total assets at September 30, 2009 were $270.9 million, up approximately $49.1 million, or 22.1%, from December 31, 2008.

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Average loans increased by $38.3 million, or 27.9%, during the first nine months of 2009 from $137.4 million at September 30, 2008 to $175.7 million at September 30, 2009, with the majority of the growth in both residential and nonresidential real estate secured loans.

•
Deposits increased during the first nine months of 2009 by $59.0 million, or 42.1%, from $140.1 million at December 31, 2008 to $199.1 million at September 30, 2009. This includes $2.8 million, or 35.2%, of growth in noninterest-bearing deposits.

•	Federal Home Loan Bank advances decreased by $11.4 million from $52.0 million at December 31, 2008 to $40.6 million at September 30, 2009.

•	Noninterest expense as a percentage of average assets was 2.80% for the first nine months of 2009 as compared to 3.29% for the same period in the prior year.

Net interest income for the quarter ended September 30, 2009 was $2.1 million, which represents an increase of $251,000, or 13.9%, from $1.8 million for the same period in 2008. Net interest income for the first nine months of 2009 was $5.9 million, up $942,000, or 19.1%, from $4.9 million during the same period in 2008. The increase in net interest income when comparing the three and nine periods ended September 30, 2009 to the same periods in the prior year was primarily due to a significant increase in the average balance of loans and a decrease in the overall cost of interest-bearing deposits which was partially offset by a decrease in the yield on investments including overnight funds and an increase in the average balance of interest-bearing deposits. Mr. Wessel continued, “We expect further reductions in the cost of funds as higher cost certificates of deposit continue to mature and renew into certificates carrying lower rates of interest.”

Net interest margin was 3.19% for the third quarter of 2009, down 33 basis points from 3.52% for the third quarter of 2008. Net interest margin for the nine months ended September 30, 2009 was 3.20% compared with 3.38% for the same period in the prior year. The decreases in net interest margin when comparing the three and nine month periods ended September 30, 2009 to the same periods in prior year are primarily due to a slight decrease in the average interest rate spread coupled with strong growth in both the average balance of loans and deposits.

Non-performing assets increased by $3.5 million, or 142.2%, from $2.5 million at December 31, 2008 to $6.0 million at September 30, 2009. The increase in non-performing assets is primarily due to two renovation loans totaling $1.6 million to a commercial borrower that are secured by non-owner occupied, residential real estate located in uptown New Orleans, Louisiana, and non-owner occupied, commercial real estate located in Algiers, Louisiana. These properties are currently in the process of foreclosure.  In addition, other real estate owned as of September 30, 2009 includes a $1.4 million multifamily dwelling that was previously under renovation which is located in the historic district of the French Quarter in New Orleans, Louisiana. The foreclosure proceedings for this property were completed in April 2009, and the Company has been marketing it for sale since May 2009.

An additional provision for loan losses of $200,000 was recorded during the third quarter of 2009 based on refinements to the existing reserve methodology as well as the Company’s assessment of its credit risk while considering the overall level of loan delinquencies and adversely classified loans. The Company believes that the recorded allowance for loan losses is sufficient to cover the potential losses in its loan portfolio.

Noninterest income increased by $192,000, or 362.3%, from $53,000 in the third quarter of 2008 to $245,000 for the third quarter of 2009. For the first nine months of 2009, noninterest income was $1.1 million as compared to a loss of $357,000 for the same period in 2008. The significant increase in noninterest income was primarily due to strong sales of residential loans in the secondary market during the first nine months of 2009 and the recognition of a non-cash impairment charge of $651,000 (pre-tax) and $430,000 (after-tax) related to the Company’s investment in mutual funds that hold mortgage-backed securities during the same period in 2008.

Noninterest expense for the third quarter of 2009 was $1.9 million, up approximately $480,000, or 33.1%, from $1.4 million for the third quarter of 2008. Noninterest expense for the year to date period ended September 30, 2009 was $5.4 million, which represents an increase of $1.0 million, or 24.2%, from $4.3 million for the same period in the prior year. The increase in noninterest expense is primarily due to additional mortgage originator commissions, FDIC deposit insurance premiums, and legal expenses associated with an agreement we entered into with certain shareholders.

Albert J. Zahn, Jr., Chairman of the Board of Directors of GS Financial Corp. announced that the Board of Directors, at its meeting on October 22, 2009, declared a quarterly cash dividend of $0.10 per share. The dividend is payable to shareholders of record as of November 2, 2009 and will be paid on November 18, 2009.

FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. In addition to risks and uncertainties described by the Company in prior filings with the SEC, other risks and uncertainties potentially impacting the Company are those related to the Company in its primary market area impacted by Hurricane Katrina, including the continuing effect of the storm and its aftermath on the Company's operating expenses and on the Company's borrowers and other customers. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition

	September 30, 2009	December 31, 2008
($ in thousands)	(Unaudited)	(Audited)
ASSETS
Cash & Amounts Due from Depository Institutions	$ 3,945	$ 2,313
Interest-Bearing Deposits in Other Banks	14,966	569
Federal Funds Sold	4,679	323
Securities Available-for-Sale, at Fair Value	50,185	47,617
Loans, Net	182,756	158,523
Accrued Interest Receivable	1,516	1,612
Other Real Estate	1,841	461
Premises & Equipment, Net	5,825	5,756
Stock in Federal Home Loan Bank, at Cost	2,353	2,300
Real Estate Held-for-Investment, Net	430	436
Other Assets	2,431	1,960
Total Assets	$ 270,927	$ 221,870

LIABILITIES
Deposits
Interest-Bearing Deposits	$ 188,338	$ 132,145
Noninterest-Bearing Deposits	10,773	7,970
Total Deposits	199,111	140,115
Advance Payments by Borrowers for Taxes and Insurance	484	167
FHLB Advances	40,626	52,002
Other Liabilities	2,382	2,028
Total Liabilities	242,603	194,312

STOCKHOLDERS' EQUITY
Common Stock - $.01 Par Value	$ 34	$ 34
Additional Paid-in Capital	34,550	34,546
Unearned RRP Trust Stock	(132)	(143)
Treasury Stock	(32,449)	(32,062)
Retained Earnings	26,005	25,404
Accumulated Other Comprehensive Income (Loss)	316	(221)
Total Stockholders' Equity	28,324	27,558
Total Liabilities & Stockholders' Equity	$ 270,927	$ 221,870

Selected Asset Quality Data
Total Non-Performing Assets	$ 5,986	$ 2,472
Non-Performing Assets to Total Assets	2.21%	1.11%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
($ in thousands, except per share data)	2009	2008	2009	2008
Interest and Dividend Income	$ 3,600	$ 3,214	$ 10,598	$ 9,220
Interest Expense	1,548	1,413	4,724	4,288

Net Interest Income	2,052	1,801	5,874	4,932
Provision for Loan Losses	200	-	200	-

Net Interest Income after Provision for Loan Losses	1,852	1,801	5,674	4,932

Noninterest Income (Loss)	245	53	1,099	(357)
Noninterest Expense	1,928	1,448	5,377	4,329

Income Before Tax Expense	169	406	1,396	246

Income Tax Expense	65	136	411	82
Net Income	$ 104	$ 270	$ 985	$ 164
Earnings Per Share - Basic	$ 0.08	$ 0.21	$ 0.78	$ 0.13
Earnings Per Share - Diluted	$ 0.08	$ 0.21	$ 0.78	$ 0.13

Selected Operating Data
Weighted Average Shares Outstanding	1,257,286	1,278,466	1,266,884	1,278,231
Return on Average Assets1	0.15%	0.50%	0.51%	0.16%
Noninterest Expense/Average Assets1	2.84%	2.70%	2.80%	3.29%
Net Interest Margin1	3.19%	3.52%	3.20%	3.38%
1Annualized

Contact:  Stephen F. Theriot, Chief Financial Officer, (504) 883-5528